August 29, 2017

Air Industries Group Announces Appointment of Lou Melluzzo as President of the Company. Peter Rettaliata to remain as Acting CEO:

Hauppauge, NY -- (Globe Newswire – August 29, 2017 – Air Industries Group (NYSE MKT: AIRI)

Air Industries Group (“Air Industries” or the “Company”), an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors, announces that Mr. Luciano (Lou) Melluzzo has been appointed President of Air Industries Group.

Mr. Melluzzo, with over 30 years of aerospace machining experience, was Chief Operating Officer and Chief of Business Development at EDAC Technologies.  He joined EDAC in November 2003 at which time EDAC’s revenues were approximately $ 26 million; down from approximately $ 45 million just two years earlier. Eight years later in 2011, as a result of strong organic growth and several acquisitions, EDAC's revenue had increased more than three-fold to over $86 million.  In addition to his other duties, Mr. Melluzzo was responsible for integrating the acquired companies into EDAC, frequently having to consolidate the operations into existing EDAC facilities

During Mr. Melluzzo's tenure, the market capitalization of EDAC increased by approximately 789% from just $ $4.5M in November 2003 to $36.1M in September 2011.

Mr. Peter Rettaliata, who took on the role of President and CEO in March with Mr. Daniel Godin's departure will remain Acting CEO.

Mr. Michael Taglich, Chairman of the Board of Air Industries commented: “Since March, we have spent considerable time on searching for the right leadership. In Lou we believe we have found the candidate with the exact experience in integrating acquisitions, driving organic growth and consolidating facilities that we were looking for. We are confident that Lou will be invaluable, helping us to improve our operational execution and enhancing our profitability.”

ABOUT AIR INDUSTRIES GROUP

Air Industries Group (AIRI) is an integrated manufacturer of precision equipment assemblies and components for leading aerospace and defense prime contractors. Air Industries operates in three segments: Complex Machining of aircraft landing gear and flight controls, Aerostructures & Electronics, and Turbine & Engine products.

Certain matters discussed in this press release are 'forward-looking statements' intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. In particular, the Company's statements regarding trends in the marketplace, the ability to realize firm backlog and projected backlog, cost cutting measures, potential future results and acquisitions, are examples of such forward-looking statements. The forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the timing of projects due to variability in size, scope and duration, the inherent discrepancy in actual results from estimates, projections and forecasts made by management, regulatory delays, changes in government funding and budgets, and other factors, including general economic conditions, not within the Company's control. The factors discussed herein and expressed from time to time in the Company's filings with the Securities and Exchange Commission could cause actual results and developments to be materially different from those expressed in or implied by such statements. The forward-looking statements are made only as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact Information

Air Industries Group

631.881.4913

ir@airindustriesgroup.com